                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
      STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          --------------------
                                                            1999       1998        1998         1997      1996      1995      1994
                                                          ---------  ---------  ---------    ---------  --------  --------  --------
EARNINGS
   Pretax income (loss) from continuing operations (1)    $ 181,807  $  53,943  $(187,563)   $ 258,640  $200,195  $ 33,143  $ 66,234
   Add: Fixed charges excluding capitalized interest         65,438     60,430     78,728       78,531    68,091    77,220    39,008
                                                          ---------  ---------  ---------    ---------  --------  --------  --------

   Adjusted Earnings                                      $ 247,245  $ 114,373  $(108,835)   $ 337,171  $268,286  $110,363  $105,242
                                                          =========  =========  =========    =========  ========  ========  ========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (2)    $  97,586  $  90,498  $ 119,703    $ 105,148  $ 89,829  $ 88,057  $ 37,838
   Amortization of debt expense                               3,316      3,415      4,496        6,438     5,118     4,665     3,987
   Interest component of lease rental expenditures (3)        4,199      2,788      3,808        3,438     3,856     3,539     3,217
                                                          ---------  ---------  ---------    ---------  --------  --------  --------

   Fixed charges                                            105,101     96,701    128,007      115,024    98,803    96,261    45,042
                                                          ---------  ---------  ---------    ---------  --------  --------  --------

   Preferred stock requirements (4)                          16,713      1,057      2,905           --        --        --        --
                                                          ---------  ---------  ---------    ---------  --------  --------  --------

   Combined fixed charges and preferred stock dividends   $ 121,814  $  97,758  $ 130,912    $ 115,024  $ 98,803  $ 96,261  $ 45,042
                                                          =========  =========  =========    =========  ========  ========  ========

Ratio of earnings to fixed charges                             2.35       1.18         --(5)      2.93      2.72      1.15      2.34
                                                          =========  =========  =========    =========  ========  ========  ========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                    2.03       1.17         --(5)      2.93      2.72      1.15      2.34
                                                          =========  =========  =========    =========  ========  ========  ========

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(1) Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache has guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache is contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.